Exhibit 21.1

SUSIDIARIES OF CYABRA, INC.

Subsidiary Name	Jurisdiction of Incorporation or Organization
Cyabra Strategy Ltd.	Israel

SUSIDIARIES OF CYABRA STRATEGY LTD.

Subsidiary Name	Jurisdiction of Incorporation or Organization
Cyabra Strategy Inc.	Delaware